Exhibit 10.2

May 6, 2014

William Thomas

Re: Offer of Employment

Dear Bill:

NTN Buzztime, Inc. ("Buzztime") is pleased to offer you the position of Senior Vice President of Marketing, reporting to Bob Cooney, Chief Operating Officer. Your anticipated start date will be Monday, May 12, 2014. This offer and your employment relationship will be subject to the terms and conditions of this letter.

Your initial salary will be $7,692.31 per pay period ($200,000.00 annualized), less applicable withholdings, paid bi-weekly in accordance with Buzztime's normal payroll practices. Future adjustments in compensation, if any, will be made by Buzztime in its sole and absolute discretion. This position is exempt therefore you will not receive overtime pay if you work more than (8) hours in a workday or (40) hours in a workweek.

You will be eligible to participate in a Personal Incentive Plan ("the Incentive Plan") subject to Buzztime’s Board of Directors’ approval. The intention of the Incentive Plan is to motivate you to focus on and maximize your efforts to achieve Buzztime's corporate goals.

Also, subject to Buzztime's Board of Directors' approval, you will be granted non-qualified stock options (to the fullest extent allowed under current legal limitations) to purchase 200,000 shares of Buzztime's common stock in accordance with the NTN Buzztime, Inc. 2010 Employee Stock Option Plan (the "Plan") and related option documents. Notwithstanding any terms of the Plan to the contrary, your stock options will be priced at the closing price on the date you commence employment with the company, subject to Board approval. On the first anniversary of employment, 25% of the total number of shares of common stock will vest and the remaining 75% of the total number of shares shall become vested in 36 substantially equal monthly installments thereafter.

Between your start date of May, 2014 and estimated permanent relocation in July, 2014, your Supervisor and you will agree upon a commuting schedule and Buzztime will cover the agreed upon expenses (round trip flights to Buzztime, hotel accommodations, meals and car rental for one person) according to our Expense Guidelines and upon approval.  Your travel will be booked through our Human Resources department.  You will be given an allowance of $16,000 for the physical move of your household goods and cars to San Diego. Buzztime will pay the vendors directly. Within your first week of employment, you will be given a one-time, lump sum payment of $10,000 to cover any miscellaneous travel expenses.

2231 rutherford rd. suite 200               carlsbad, ca 92008               760.438.7400               buzztime.com

Portions or possibly all of the payment may be subject to withholding taxes such as federal, state and local income or other taxes as may be required pursuant to any applicable law or regulation.  Buzztime recommends you consult a professional for further advice and instruction regarding taxation of employment relocation.

You will also be eligible for all benefits available to other full-time Buzztime employees, in accordance with Buzztime's benefit plan documents. Such benefits include participation in Buzztime's medical, dental, vision, life and other group insurance programs on the first of the month following your hire date and participation in Buzztime's 401(k) Program with enrollment occurring quarterly on 1/1, 4/1, 7/1 and 10/1. Buzztime reserves the right to change or eliminate these benefits on a prospective basis at any time.

If you accept our offer, your employment with Buzztime will be "at-will." This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, Buzztime may terminate the employment relationship at any time, with or without cause or advance notice. In addition, Buzztime reserves the right to modify your position, duties or reporting relationship to meet business needs and impose appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and Buzztime's Chief Executive Officer.

While your accepted employment is at-will, you will receive continuation of your then current base salary for a period of 3 (three) months in the event of termination without “Cause” or for “Good Reason” during the first year of your employment. For clarity, should any termination occur after the first anniversary of employment, no severance payment shall be due to you.

•	As used herein, “Cause” shall mean, as reasonably determined by the Board,

o	any act of personal dishonesty by you in connection with your responsibilities as an employee of the Company which is intended to result in substantial personal enrichment or is reasonably likely to result in harm to the Company,
o	you commit any act of fraud, embezzlement, dishonesty or other willful misconduct or you are convicted of a felony, which the Board reasonably believes has had or will have a detrimental effect on the Company’s reputation or business,
o	a willful act by you which constitutes misconduct and is materially injurious to the Company,
o	continued willful violations by you of your obligations to the Company after there has been delivered to you a written demand for performance from the Company which describes the basis for the Company’s belief that you have willfully violated your obligations to the Company.

2231 rutherford rd. suite 200               carlsbad, ca 92008               760.438.7400               buzztime.com

•	As used herein, “Good Reason” shall mean the occurrence of any of the following events, without your consent:
o	Resignation by you within 30 days of a material diminution in your responsibilities and duties or a substantial change in the core business of Buzztime instituted by a CEO not holding that position on the date of this offer letter (Good Reason shall not include a change in title or in reporting lines or the reassignment following a change of control to a position substantially similar to the position held prior to the change of control ); and
o	A material reduction in your then-current base salary, other than as part of reductions in compensation of other similarly situated employees.

This offer is contingent upon the following:

- Signing Buzztime's Ethics Policy (See enclosed);

- Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States);

- Satisfactory completion of a background investigation to include criminal, credit, education verification and reference checks;

- Signing Buzztime's Arbitration Agreement;

This letter, including the enclosed Ethics Policy, constitutes the entire agreement between you and Buzztime relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and Buzztime's Chief Executive Officer.

This offer will expire on May 9, 2014. To indicate your acceptance of Buzztime's offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below.

We hope your employment with Buzztime will prove mutually rewarding, and I look forward to having you join us.

Sincerely,
Bob Cooney
Chief Operating Officer

2231 rutherford rd. suite 200               carlsbad, ca 92008               760.438.7400               buzztime.com

I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with Buzztime is at-will, which means either you or Buzztime may terminate the employment relationship at any time with or without cause or advance notice.

May 6, 2014	/s/ William Thomas
Date	William Thomas

2231 rutherford rd. suite 200               carlsbad, ca 92008               760.438.7400               buzztime.com